GTT Communications, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations

Introduction

On April 30, 2013, GTT Communications, Inc. (“GTT” or the “Company”) completed the acquisition of NT Network Services, LLC, SCS by acquiring all of the equity interests. In 2012, Neutral Tandem, Inc. (doing business as Inteliquent) contributed Tinet S.p.A. along with certain other wholly owned subsidiaries to NT Network Services, LLC, SCS to more efficiently deploy capital across the organization (together, “Tinet”). Under the terms of the acquisition agreement, consideration consisted of $49.2 million in cash paid at closing and assumption of $27.2 million of liabilities.

The unaudited pro forma condensed combined statement of operations presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined statement of operations is presented for illustrative purposes and does not purport to represent what the financial position or results of operations would actually have been if the acquisition occurred as of the date indicated or what results would be for any future periods.

The unaudited pro forma condensed combined statement of operations does not include the impacts of any revenue, cost or other operating synergies that may result from the acquisition or any related restructuring costs. Cost savings, if achieved, could result from improved material sourcing and elimination of redundant costs, including headcount and facilities.

The unaudited pro forma condensed combined statement of operations is derived from and should be read in conjunction with the historical statement of income and related notes of Tinet included in Exhibit 99.1 in the Company's Current Report on Form 8-K/A , Amendment No. 2 filed on May 20, 2014, with updates to the statement of operations balances to reflect the period ended December 31, 2013 and of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

See the accompanying notes to the unaudited pro forma condensed combined statement of operations. The pro forma adjustments are explained in Note 2. Pro Forma Adjustments.

GTT COMMUNICATIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013

(Amounts in thousands, except for share and per share data)	GTT	Tinet	Pro forma Adjustments		Pro forma Combined
Revenue:
Telecommunications services sold	$157,368	$24,267	—		$181,635

Operating expenses:
Cost of telecommunications services provided	102,815	14,509	—		117,324
Selling, general and administrative expense	31,675	7,714	—		39,389
Restructuring costs, employee termination and other items	7,677	—	—		7,677
Depreciation and amortization	17,157	1,397	1,720	(a)	20,274
Total operating expenses	159,324	23,620	1,720		184,664

Operating income (loss)	(1,956)	647	(1,720)		(3,029)

Other income (expense):
Interest expense, net	(8,408)	(11)	(1,192)	(b)	(9,611)
Loss on debt extinguishment	(706)	—	—		(706)
Other income (expense), net	(11,724)	471	(684)	(c)	(11,937)
Total other income (expense)	(20,838)	460	(1,876)		(22,254)
Income (loss) before taxes	(22,794)	1,107	(3,596)		(25,283)
Provision for income taxes	(2,005)	642	—		(1,363)
Net income (loss)	$(20,789)	$465	$(3,596)		$(23,920)
Loss per share
Basic	(0.95)				(1.09)
Diluted	(0.95)				(1.09)
Weighted average shares:
Basic	21,985,241				21,985,241
Diluted	21,985,241				21,985,241

The accompanying notes are an integral part of these consolidated financial statements.

GTT Communications, Inc.
Notes to Unaudited Pro Forma Condensed Combined Statement of Operations
Note 1. Basis of Presentation
The accompanying unaudited pro forma condensed combined statement of operations was prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 combines the historical statements of income for both the Company and Tinet and gives effect to the acquisition and related borrowings under the credit agreement as if they occurred on January 1, 2013.

The unaudited pro forma condensed combined statement of operations is based on the assumptions and adjustments described in the accompanying notes. Certain revenues and expenses in the unaudited pro forma condensed combined statements of income have been reclassified to conform to the presentation of the Company. Such reclassifications had no impact on total operating revenues, income from continuing operations, or net income.

Note 2. Pro Forma Adjustments
The following represents an explanation of the various pro forma adjustments to the unaudited condensed combined income statement that are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results:

a.	Reflects additional amortization expense related to acquired intangibles as of the beginning of the period.
b.	Reflects the interest expense of $0.9M as of March 31, 2013 reflected in the 8K/A filed on February 25, 2014 with additional interest expense for the month of April 30, 2013.
c.
Warrants issued in conjunction with second lien credit facility were recognized and measured at fair value of $1.7 million as of April 30, 2013. Other expense of $0.7 million was recognized four months ended April 30, 2013 due to the mark to market of the warrants issued.

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